UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
September 26, 2006
Date of Report (Date of earliest event reported)

SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	000-28782 (Commission File Number)	93-0979187 (IRS Employer Identification Number)

157 Technology Drive Irvine, California (Address of principal executive offices)		92618 (Zip Code)
(949) 788-6700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.03 Material Modification to Rights of Security Holders
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     The disclosures in Item 3.03 of this Form 8-K are incorporated herein by reference.
Item 3.03 Material Modification to Rights of Security Holders
     On September 26, 2006, Spectrum Pharmaceuticals, Inc. (the “Company”) and U.S. Stock Transfer Corporation (the “Rights Agent”) entered into a fifth amendment (the “Fifth Amendment”) to the rights agreement between the Company and the Rights Agent, dated December 13, 2000, as amended by the first amendment to the rights agreement dated July 23, 2003, the second amendment to the rights agreement dated May 10, 2004, the third amendment to the rights agreement dated May 10, 2004, and the fourth amendment to the rights agreement dated July 7, 2006 (collectively, the “Rights Agreement”). The purpose of the Fifth Amendment was to lower the threshold for becoming an “Acquiring Person” (as defined in the Rights Agreement) from twenty percent (20%) to fifteen percent (15%). As a result of the Fifth Amendment, the Rights (as defined in the Rights Agreement) become exercisable when a Person (as defined in the Rights Agreement) has acquired, or obtains the right to acquire, or commences a tender offer or exchange offer that would result in the Person beneficially owning, 15% or more of the shares of the Company’s common stock then outstanding.
     In considering the adoption of the Fifth Amendment, the Board considered the value of the company’s drug portfolio and other assets in relation to its current stock price and market cap. The purpose of the Fifth Amendment is to make the threshold percentage consistent with shareholder rights plans for a majority of companies as reported by Institutional Shareholder Services’ Governance Research Services in March 2006. In addition, the Fifth Amendment is designed to ensure that stockholders realize full value for their investment and fair and equal treatment in the event of an attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics. The Fifth Amendment was not adopted in response to any specific known proposal to acquire control of the company.
     U.S. Stock Transfer Corporation is the Company’s transfer agent and registrar for the Company’s common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.
Date: October 2, 2006	By:	/s/ Shyam Kumaria
		Name:	Shyam Kumaria
		Title:	V.P., Finance